Independent Auditors' Consent

The Board of Directors
Washington Mutual, Inc.,
  as successor to
  Keystone Holdings, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Washington Mutual, Inc., relating to the registration of 20,737,855 shares of common stock, no par value, of our report dated January 26, 1996, except as to Note 27 to the consolidated financial statements, which is as of February 8, 1996, with respect to the consolidated statements of earnings, stockholder's equity, and cash flows of Keystone Holdings, Inc. and subsidiaries for the year ended December 31, 1995, which report appears in the 1997 Annual Report on Form 10-K/A of Washington Mutual, Inc.

                                                  /s/ KPMG Peat Marwick LLP

                                                      KPMG Peat Marwick LLP


Los Angeles, California
December 16, 1998